Exhibit 3.1

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FEDERATED NATIONAL HOLDING COMPANY
(Document No. S36299)

Pursuant to the provisions of Section 607.1006, Florida Statutes, FEDERATED NATIONAL HOLDING COMPANY, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:	Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I - NAME

The name of the Company is FEDNAT HOLDING COMPANY (hereinafter called the “Company”).”

SECOND:	Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

THIRD:
The foregoing amendment was approved by the shareholders of the Company on May 31, 2018.  The number of votes cast for the amendment was sufficient for approval.  There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on May 31, 2018.

By:	/s/ Michael H. Braun
Name: Michael H. Braun
Title: Chief Executive Officer & President